Exhibit 10.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated December 20, 2024 (this “Amendment”), is between FLEXSHOPPER, INC., a Delaware corporation (the “Company”), and H. RUSSELL HEISER JR. (the “Executive”), with an effective date of January 1, 2024 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement, made and entered into effective as of January 1, 2022, as further amended by that certain Amendment No. 1 to Amended and Restated Employment Agreement, dated as of April 21, 2023 (together, the “Agreement”), pursuant to which the Executive agreed to be employed and serve as the Chief Executive Officer of the Company during a term of employment expiring on December 31, 2027, subject to automatic renewal for three successive one-year terms (unless otherwise sooner terminated) in accordance with the terms of the Agreement; and

WHEREAS, in accordance with Section 13 of the Agreement, the Company and the Executive have agreed to amend the Agreement according to the terms set forth in this Amendment.

NOW, THEREFORE, the parties hereto hereby agree to amend the Agreement as follows:

1. Definitions; References; Continuation of the Agreement. Unless otherwise specified herein, each capitalized term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “the Agreement” and each other similar reference contained in the Agreement from and after the effectiveness of this Amendment shall refer to the Agreement, as amended hereby. Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

2. Amendments to the Terms of Employment. The parties hereto agree that the Agreement shall be amended as follows:

(a) Section 4(a) [Compensation – Base Salary] of the Agreement shall be amended to change the Executive’s annual Base Salary to $587,000 from $460,000. On the first pay period following the Effective Date, Executive shall receive a one-time lump sum payment of $111,125, less applicable taxes and withholding, representating the difference between (i) the actual amount Executive received in Base Salary from the Effective Date and (ii) the amount Executive would have received in Base Salary if he had been receiving the amended Base Salary from the Effective Date.

(b) Section 4(b) [Compensation – Annual Cash Bonus] of the Agreement shall be amended to state that the Executive’s target bonus under the STI Plan shall be 100% (rather than 50% in the Agreement) of the Base Salary (the “Target”), with a maximum bonus payment of 200% (rather than 100% in the Agreement) of the Base Salary. For 2024, the STI Plan for Executive includes a threshold (1) intermediate, (2) Target, and (3) maximum bonus payout based on achievement of EBITDA targets for Q3 and Q4. For calendar year 2025 and subsequent years, the Compensation Committee, in consultation with Executive, shall establish the metrics and potential payouts under the STI Plan. Bonuses under the STI plan for any year shall be paid upon the earlier of: (i) five business days after the completion of the Company’s annual audit of the consolidated financial statements by its independent registered public accountants for the applicable year and (ii) March 15th of the year following the applicable year. For the avoidance of doubt, Executive must be employed for the entire calendar year to receive a bonus.

(c) Section 5(c) [Expense Reimbursement – Equity Awards] of the Agreement shall be amended to insert the paragraph below immediately following subsection (iv) thereof to reflect 2024 equity awards:

(v) As soon as practicable following the date hereof, the Company shall grant Executive 480,770 restricted stock units (settled in the Company’s common stock) (“RSUs”). The RSUs shall be subject to time-based vesting at the rate of 25% each year, with the first vesting date being December 31, 2024, and 25% on the last day of each of 2025, 2026 and 2027, respectively. If there is a termination (other than for Cause) within one (1) year following a Change in Control, all unvested RSUs shall vest. RSUs not vested on the termination of Executive’s Term of Employment (for whatever reason) shall never vest and they shall terminate. The Company shall issue an RSU grant agreement, which shall be consistent with the terms above.

3. Disclosure of Material Information. The Company shall timely file a Current Report on Form 8-K describing the terms of this Amendment in the form required by the Securities Exchange Act of 1934 and attaching a copy of this Amendment.

5. Fees. Each party hereto shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, review, execution, delivery and performance of this Amendment.

6. Counterparts; Execution; Amendments. This Amendment may be executed in counterparts and by fax or electronic signatures, all of which shall be one and the same agreement and shall have binding legal effect. No waiver or amendment under or in respect of this Amendment shall be valid unless in writing signed by the party to be charged therewith.

7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

FLEXSHOPPER, INC.

By:	/s/ Howard S. Dvorkin
Howard S. Dvorkin
Chairman of the Board

/s/ H. Russell Heiser Jr.
H. Russell Heiser Jr.